State of Delaware
Secretary of State
Division of- Corporations
Delivered 06:45 PM 12/28/2010
FILED 06:39 PM 12/28/2010
SRV 101241180 - 2419873 FILE

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ZEN HOLDING CORP.

The undersigned officer of Zen Holding Corp. ("Corporation") DOES HEREBY CERTIFY:

"1. The name of the Corporation is Zen Holding Corp.

2. The certificate of incorporation of the Corporation is hereby amended by striking out Article 4 and by substituting in lieu of said Articles the following new Articles:

4. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Thirty-Five Million (35,000,000) shares, of which Thirty-Four Million (34,000,000) shall be designated as the common stock, par value $.0001 per share, and One Million (1,000,000) shares of which shall be designated as the preferred stock, par value $.0001 per share, of the Corporation.

This amendment shall become effective upon FINRA establishing an effective date for alfor 16 reverse stock split that the Board approved on December 9, 2010. Upon this amendment becoming effective, each sixteen (16) shares of the Corporation's common stock issued and outstanding shall be changed, without any further action, Into one (1) fully paid and non assessable share of the Corporation's common stock. No fractional shares will be issued as a result of this change in the Corporation's common stock, but ,instead any fractional share held by a holder of Issued and outstanding common stock as a result of this change shall be rounded up to the nearest whole number of shares. There are no shares of preferred stock outstanding.

3. The fore going Amendment of the Certificate of Incorporation was duly approved by the Corporation's Board of Directors in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware and thereby was duly adopted by the affirmation vote of the holders of a majority of the outstanding stock entitled to vote thereon at a meeting of stockholders.

IN WITNESS WHEREOF, I have executed this Certificate of Amendment this 28th day of December, 2010.

/s/ John P. Milcetich

Name: John P. Mllcetich

Title: CEO